SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2003

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT         06382

Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

On March 25, 2003, the Mohegan Tribal Gaming Authority (the “Authority”) entered into an Amended and Restated Loan Agreement (the “Loan Agreement”) for up to $391 million from a syndicate of 12 institutions and commercial banks, with Bank of America, N.A. serving as Administrative Agent. The Loan Agreement replaces the Authority’s existing $300 million senior secured credit facility and is comprised of a revolving loan of up to $291 million and a $100 million term loan, both of which mature on March 31, 2008.

Pursuant to the terms of the Loan Agreement, the Authority may seek to increase the size of this facility, so long as the aggregate principal amount is not in excess of $500 million. The loans are collateralized by a lien on substantially all of the Authority’s assets, and the Authority is seeking the requisite governmental consent for a leasehold mortgage on the land and improvements which comprise the Mohegan Sun project. The Loan Agreement subjects the Authority to a number of restrictive covenants, including financial covenants. These financial covenants relate to the permitted maximums of the Authority’s total debt and senior debt leverage ratios, its minimum fixed charge coverage ratio and maximum capital expenditures. The Loan Agreement includes other covenants by The Mohegan Tribe of Indians of Connecticut (the “Tribe”) and the Authority of the type customarily found in loan agreements for similar transactions. Such covenants include provisions that require the Tribe to preserve its existence as a federally recognized Indian Tribe; cause the Authority to continually operate Mohegan Sun in compliance with all applicable laws; and except under specific conditions, limit the Authority from selling or disposing of its assets, limit the incurrence by the Authority of other debt or contingent obligations, limit the Authority’s ability to extend credit, make investments or commingle its assets with assets of the Tribe.

At the Authority’s option, each advance of loan proceeds accrues interest on the basis of a base rate or on the basis of a one-month, two-month, three-month, six-month or twelve-month London Inter-Bank Offered Rate, or LIBOR, plus in either case, the applicable spread (based on the Authority’s Total Leverage Ratio, as defined in the Loan Agreement), at the time each loan is made. The applicable spread for base rate advances shall be between 0.5% and 1.25%, and the applicable spread for LIBOR rate advances shall be between 1.75% and 2.50%. The base rate is the higher of Bank of America’s announced prime rate and the Federal Funds Rate plus 0.5%. Interest on LIBOR loans shall be payable at the end of each applicable interest period or quarterly, if earlier. Interest on base rate advances shall be payable quarterly.

The initial advances under the Loan Agreement were LIBOR based advances and were comprised of the full $100 million term loan and two advances of $121 million and $30 million under the revolving loan. The proceeds of initial advances were used to refinance $251 million of outstanding indebtedness under the Authority’s existing senior secured credit facility.

The Authority paid each lender an upfront commitment fee upon the funding of the initial advance, ranging from 0.2% to 0.5% of the portion of the commitment by the lender. The total upfront commitment fee paid by the Authority to the lenders was approximately $1.7 million. The Authority also paid an aggregate fee of approximately $1.0 million to Banc of America Securities

LLC and Citicorp North America, Inc. for their services as arrangers of the loan syndicate. An administrative fee in the amount of $50,000 will be payable annually in advance to Bank of America, N.A. as compensation for administration of the credit facility.

A copy of the Loan Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

10.1

Amended and Restated Loan Agreement, dated as of March 25, 2003, by and among The Mohegan Tribe of Indians of Connecticut, the Mohegan Tribal Gaming Authority, the Lenders named therein and Bank of America, N.A., as Administrative Agent.

99.1	Press Release, dated March 26, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    MOHEGAN TRIBAL GAMING AUTHORITY

Date: March 27, 2003

                    By:             /S/ JEFFREY E. HARTMANN

Jeffrey E. Hartmann

Executive Vice President, Finance and

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amended and Restated Loan Agreement, dated as of March 25, 2003, by and among The Mohegan Tribe of Indians of Connecticut, the Mohegan Tribal Gaming Authority, the Lenders named therein and Bank of America, N.A., as Administrative Agent.

99.1	Press release dated March 26, 2003.